UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2011

FORTEGRA FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Commission File No. 001-35009

Delaware	58-1461399
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

10151 Deerwood Park Boulevard, Building 100, Suite 330	32256
(Address of principal executive offices)	(Zip Code)

(866)-961-9529
Registrant's telephone number, including area code

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Completion of Acquisition or Disposition of Assets
Completion of Acquisition of eReinsure

On March 11, 2011, Fortegra Financial Corporation,  a Delaware corporation (the "Corporation"), completed the acquisition of eReinsure.com, Inc. ("eReinsure"), an industry leader in web-based technologies for reinsurance process control, information management and compliance functions, for a cash purchase price of $37 million less target net working capital of $1.5 million.
The terms and conditions of the transaction are set forth in an Agreement and Plan of Merger, dated March 3, 2011 (the "Merger Agreement"), by and among eReinsure, LOTS Intermediate Co., a Delaware corporation and wholly-owned subsidiary of the Corporation ("LOTS"), Alpine Acquisition Sub., Inc., a Delaware corporation and wholly owned subsidiary of LOTS ("Merger Sub"), and Century Capital Partners III, L.P., as Agent. Under the terms of the Merger Agreement, Merger Sub merged with and into eReinsure surviving as a wholly owned subsidiary of LOTS (the "Merger"). The full and complete Merger Agreement is attached as Exhibit 2.1 to the Corporation's current report on Form 8-K filed with the Securities and Exchange Commission on March 7, 2011 and is incorporated into this Item 2.01 by reference.

At the closing of the Merger, the Corporation paid approximately $39.3 million, which included a net purchase price of $35.5 million and net working capital of $3.8 million. Approximately $1.85 million of the amount paid is being held in escrow to secure potential claims by eReinsure for indemnification under the Merger Agreement.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

The financial statements of eReinsure required under Item 9.01(a) of this report will be filed by amendment not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed  pursuant to paragraph (a)(4) of Item 9.01 of Form 8-K

(b) Pro Forma Financial Information

The pro forma financial information required under 9.01(b) will be furnished by amendment not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed pursuant to paragraph (b)(2) of Item 9.01 of Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortegra Financial Corporation

Date: March 16, 2011
By: /s/ John G. Short
Name: John G. Short
Title: General Counsel and Secretary